Exhibit 99.1

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FOR MORE INFORMATION, CONTACT:
Humana Investor Relations
Amy Smith, 502-580-2811
asmith3@humana.com

or

Humana Corporate Communications

Tom Noland, 502-580-3674

tnoland@humana.com

Humana Elects Frank Bisignano to Board of Directors

LOUISVILLE, Ky. — August 21, 2017 — Humana Inc. (NYSE: HUM) announced today that Frank Bisignano has been elected as a member of the company’s board of directors.

Bisignano, 58, is Chairman of the Board and Chief Executive Officer of First Data, a global leader in commerce-enabling technology and solutions. Since joining First Data in 2013, he has been instrumental in transforming the company from its position as a traditional payment processor into a technology innovator, industry collaborator and commerce enabler.

Prior to his tenure at First Data, Bisignano was co-Chief Operating Officer for J.P. Morgan Chase and Chief Executive Officer of its Mortgage Banking unit. Earlier in his career, he held several executive roles at Citigroup that included serving on the bank’s management committee.

“Frank is a proven business leader who understands the importance of technology as a solution to complex problems, which is a key part of Humana’s strategy to integrate a fragmented health care system through leveraging technology,” said Humana Chairman of the Board Kurt J. Hilzinger. “We believe this integration sits at the heart of a health care system that considers and cares for the ‘whole person’ while delivering true value. The depth and breadth of Frank’s experiences and insights will serve our Board of Directors well.”

Bisignano’s election brings the number of Humana directors to 11.

About Humana

Humana Inc. is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.

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More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases and conference calls

•	Calendar of events

•	Corporate Governance information

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